Exhibit 99(a)(4)

DREYFUS INSTITUTIONAL PREFERRED MONEY MARKET FUNDS
CERTIFICATE OF AMENDMENT
Establishment and Designation of Classes of Shares
 of Beneficial Interest
The undersigned, Vice President of Dreyfus Institutional Preferred Money Market Funds (the "Trust"), a trust with transferrable shares of the type commonly called a Massachusetts business trust, DOES HEREBY CERTIFY to the Secretary of State of the Commonwealth of Massachusetts that, at a meeting duly called and held on April 7, 2016, at which a quorum was present and acting throughout, the Board of Trustees of the Trust, pursuant to Article III, Section 1 of the Trust's Amended and Restated Agreement and Declaration of Trust dated May 5, 1997 (the "Declaration of Trust"), established and designated two new classes of Shares (as that term is defined in the Declaration of Trust) of beneficial interest, par value $.001 per share, of Dreyfus Institutional Preferred Money Market Fund (the "Fund"), a series of the Trust, as follows:
1.    The new classes of Shares established and designated by the Trust's Board of Trustees are "Administrative" shares and "Participant" shares of the Fund.
2.    The existing classes of Shares of the Fund continue to be designated as "Institutional" shares (formerly, Prime shares) and "Hamilton" shares (formerly, Reserve shares).
3.    Administrative shares, Hamilton shares, Institutional shares and Participant shares of the Fund shall each be entitled to all of the rights and preferences accorded to Shares of the Trust under the Declaration of Trust.
4.    The purchase price of Administrative shares, Hamilton shares, Institutional shares and Participant shares of the Fund, the method of determining the net asset value of such classes of Shares and the relative dividend rights of holders of such classes of Shares shall be established by the Trustees of the Trust in accordance with the provisions of the Declaration of Trust and shall be set forth in the Trust's Registration Statement on Form N-1A under the Securities Act of 1933 and the Investment Company Act of 1940 as in effect at the time of issuance of such Shares.
This Certificate of Amendment to the Declaration of Trust shall become effective on May 24, 2016.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment this 7th day of April, 2016.

DREYFUS INSTITUTIONAL PREFERRED MONEY MARKET FUNDS

By:	/s/ Maureen E. Kane
	Name:	Maureen E. Kane
	Title:	Vice President

STATE OF NEW YORK	)
: ss.:
COUNTY OF NEW YORK	)

On this7th day of April, 2016, before me personally came Maureen E. Kane, to me personally known, who, being by me duly sworn, did say that she is a Vice President of the above-referenced Trust and who duly acknowledged to me that she had executed the foregoing instrument as her free act and deed on behalf of the Trust.
/s/ Loretta Johnston
Notary Public